UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 27, 2015

AMERICAN BIOGENETIC SCIENCES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	11-2655906
(State of Incorporation)	(I.R.S. Employer Identification No.)

79 East Putnam Ave, Greenwich, CT	06830
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's telephone number, including area code: (203) 297-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, the board of directors of American Biogenetic Sciences, Inc. (the "Registrant") appointed Mr. Troy Grogan to the Registrant's board of directors and, at the same time, appointed Mr. Grogan to serve as the Registrant's chief financial officer. Mr. Grogan has been a principal shareholder of the Registrant since August 2010. Prior to Mr. Grogan's appointment, Mr. Richard Rubin had been the Registrant's sole executive officer and director. Mr. Rubin will continue to serve as the Registrant's chief executive officer and as chairman of the board of directors.

Troy Grogan, age 38, was the founder, president and chief executive officer of MedScience Research Group, Inc., a private company incorporated in May 2013. MedScience is an early stage company engaged in the development, acquisition and distribution of proprietary diagnostic medical equipment directed to the primary care market for a range of diagnostic testing of the most common chronic health conditions, principally in the U.S.

Prior to MedScience, Mr. Grogan was an entrepreneur with business experience in preventative health care in Australia and North America, having organized Greatest Asset Pty Ltd, a health and lifestyle improvement company engaged in online learning, behavioral and lifestyle change and improvement, offering services to health plans, corporate clients, medical and health professionals, insurance providers, as well as the broader general public in the health, education, information and wellness market.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 27, 2015

American Biogenetic Sciences, Inc.
By: Richard Rubin, CEO
/s/ Richard Rubin